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                                                               EXHIBIT (A)(5)(F)

    E-MAIL TO HOLDERS OF ELIGIBLE OPTIONS ANNOUNCING THE RESULTS OF THE OFFER
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August 30, 2001

To All Employees with Eligible Options:

         The offer to exchange eligible options for shares of restricted stock expired at 5:00 p.m., Eastern time, on Wednesday, August 29, 2001. Pursuant to the offer, the Company has accepted for exchange options to purchase 18,971,409 shares of SoundView Technology Group common stock, which were validly elected for exchange and not withdrawn. This number represents approximately 76% of the outstanding options granted under the Wit SoundView Stock Incentive Plan with an exercise price of $5.00 per share or more.

                                                       Sandy

Charles M. Mattingly, Esq.
Associate General Counsel
SoundView Technology Group, Inc.
826 Broadway
New York, New York 10003
Tel: 646/654-2632
Fax: 212/253-5289
e-mail: smattingly@soundview.com